Exhibit 4.161

Dated 18th November 2013

DRYSHIPS INC.
as Borrower

and

HSH NORDBANK AG
as Agent and Security Trustee

SUPPLEMENTAL AGREEMENT

relating to term loan and short term credit facilities
of (originally) US$518,750,000 in aggregate

Watson, Farley & Williams

	Index
Clause		Page
1	Interpretation	2
2	Agreement of the Creditor Parties	3
3	Conditions Precedent/Conditions Subsequent	3
4	Representations and Warranties	4
5	Amendments to Loan AGreement and other Finance Documents	4
6	Further Assurances	8
7	Fees and Expenses	9
8	communications	9
9	supplemental	9
10	Law and Jurisdiction	9
Schedule 1 Part A Lenders		11
Part B Swap Banks		12
Schedule 2 List of Ships		13
Execution Pages		14

THIS AGREEMENT is made on 18th November 2013

BETWEEN

(1)	DRYSHIPS INC. as Borrower;

(2)	HSH NORDBANK AG, acting through its office at Gerhart-Hauptmann-Platz 50, D-20095 Hamburg, Federal Republic of Germany, as Agent; and

(3)	HSH NORDBANK AG, acting through its office at Gerhart-Hauptmann-Platz 50, D-20095 Hamburg, Federal Republic of Germany, as Security Trustee.

BACKGROUND

(A)
By a loan agreement dated 31 March 2006 (as supplemented, amended and restated from time to time, the "Loan Agreement") and made between (i) the Borrower, (ii) the Lenders listed in Part A, Schedule 1 of this Agreement, (iii) the Agent, (iv) the Security Trustee, (v) the Lead Arranger, (vi) the Lead Bookrunner, (vii) the Joint Bookrunner, (vii) the Joint Underwriters and (ix) the Swap Banks listed in Part B, Schedule 1 of this Agreement, the Lenders agreed to make available to the Borrower both term loan and short-term credit facilities of (originally) up to US$518,750,000 in aggregate.

(B)
By two master agreements (on the 1992 or 2002 1SDA Master Agreement (Multicurrency- Crossborder) form) (each a "Master Agreement" and together, the "Master Agreements") each dated 31 March 2006 and made between (i) the Borrower and (ii) a Swap Bank, it was agreed that each Swap Bank would enter into Designated Transactions with the Borrower from time to time to hedge the Borrower's exposure under the Loan Agreement to interest rate fluctuations.

(C)	The Borrower has made a request to the Agent that the Majority Lenders give their consent to (inter alia):

(i)
waive (the "Waiver") in its entirety the requirement to maintain the Applicable Amount in the Applicable Amount Account as set out in Clause 12.4(d) of the Loan Agreement provided that the Applicable Amount is utilised in the manner referred to in Recital (D)(i)(a) below;

(ii)
relax (the "Second Waiver") the financial and corporate undertakings set out in paragraphs (a), (b) and (d) of clause 12.4 and clause 12.10 of the Loan Agreement during the New Waiver Period (as defined below); and

(iii)	the consequential amendments and/or variations of certain other provisions of the Loan Agreement and the other Finance Documents in connection with those matters (the "Consequential Amendments").

(D)	The Majority Lenders' consent to the Borrower's requests referred to in Recital (C) is subject to, inter alia, the following conditions:

(i)	the Borrower first making one prepayment (the "Prepayment") of $58,293,185.94 on or prior to 22 November 2013, of which:

(a)
an amount of $46,859,617.24 shall be applied towards full prepayment of the next four consecutive Repayment Instalments in respect of the Loan and the Junior Loan falling due on 29 November 2013, 28 February 2014, 30 May 2014 and 29 August 2014, respectively; and

(b)	an amount of $8,140,382.76 shall be applied towards partial prepayment of the Repayment Instalment falling due on 28 November 2014 in respect of the Loan and the Junior Loan and the remaining balance of $3,293,185.94 in respect of such Repayment Instalment (the "Balance") shall be funded through an equity contribution by the Borrower;

(ii)	the application of the Applicable Amount towards the Prepayment;

(iii)	waive the application of clauses 8.6(b), 8.11 and 8.14 of the Loan Agreement in connection with the Prepayment;

(iv)
the excess earnings of the Ships shall be built up in an Excess Earnings Account from the period commencing on 30 October 2013 (including) and ending on the last day of the New Waiver Period (inclusive) in accordance with the provisions of this Agreement;

(v)	the Borrower extending the security created under the Pledge and Security Agreement up to and including the date of the Prepayment; and

(vi)	the Borrower paying to the Agent the non-refundable fees in the manner and the amounts set out in the fee letter referred to in Clause 7.

(E)	This Agreement sets out the terms and conditions on which the Creditor Parties agree, with effect on and from the Effective Date, to amend the Loan Agreement.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Defined expressions

Words and expressions defined in the Loan Agreement and the other Finance Documents shall have the same meanings when used in this Agreement unless the context otherwise requires.

1.2	Definitions

In this Agreement, unless the contrary intention appears:

"Effective Date" means the date on which the conditions precedent in Clause 3.2 are satisfied.

"Excess Earnings" has the meaning given to it in Clause 8.16 of the Loan Agreement (as amended and supplemented by this Agreement and updated with appropriate modifications to refer to this Agreement);

"Excess Earnings Accounts" means, together, the Wealth Account and/or any of the accounts held with the Agent in Hamburg in the name of the Borrower and pledged in favour of the Agent or any other account (with that or another office of the Agent) which is designated by the Agent as the Excess Earnings Account for the purposes of the Loan Agreement and, in the singular, means either of them;

"Loan Agreement" means the loan agreement dated 31 March 2006 (as supplemented, amended and restated from time to time) referred to in Recital (A);

"Prepayment" means the prepayment of the Loan and the Junior Loan in the amount of $58,293,185.94, in aggregate, to be made by the Borrowers on or prior to 22 November 2013;

"New Waiver Period" means the period commencing on the Effective Date and ending on 31 December 2014 (inclusive).

1.3	Application of construction and interpretation provisions of Loan Agreement

Clauses 1.2 and 1.5 of the Loan Agreement apply, with any necessary modifications, to this Agreement.

2	AGREEMENT OF THE CREDITOR PARTIES

2.1	Agreement of the Creditor Parties

The Creditor Parties agree with the Borrowers upon the terms and conditions of this Agreement and in particular, but without limitation, subject to the fulfilment of the conditions precedent set out in Clause 3, to:

(a)	the Waiver;

(b)	the Second Waiver; and

(c)	the Consequential Amendments.

22	Other parties' agreement and confirmation.

The Borrower and the Owners agree and confirm that the Loan Agreement and the Finance Documents to which each is a party shall remain in full force and effect and the Borrower and each of the Owners shall remain liable under the Loan Agreement and the Finance Documents to which each is a party for all obligations and liabilities assumed by it thereunder.

2.3	Effective Date

The agreement of the Creditor Parties contained in Clauses 2.1 shall have effect on and from the Effective Date.

3	CONDITIONS PRECEDENT/CONDITIONS SUBSEQUENT

3.1	General

The agreement of the Lenders and the other Creditor Parties contained in Clauses 2.1 and 2.2 is subject to the fulfilment of the conditions precedent in Clause 3.2 and the conditions subsequent in Clause 3.3.

3.2	Conditions precedent

The conditions referred to in Clause 3.1 are that the Agent shall have received the following documents and evidence in all respects in form and substance satisfactory to the Agent and its lawyers on or before the Effective Date:

(a)
documents of the kind specified in Schedule 5, Part A, paragraphs 3, 4 and 5 of the Loan Agreement in relation to the Borrower and each Owner in connection with their execution, or as the case may be, acknowledgement of this Agreement and, in the case of the Borrower, the amendment agreements in respect of each of the Pledge and Security Assignment and the Control Agreement, updated with appropriate modifications to refer to this Agreement;

(b)	an original of this Agreement duly executed by the parties to it and counter-signed by each of the Owners of the Ships listed in Schedule 2 hereto and the other Security Parties;

(c)	favourable opinions from lawyers appointed by the Agent on such matters concerning the laws of Marshall islands and such other relevant jurisdictions as the Agent may require; and

(d)
a duly executed original of the amendment agreement extending the security created under each of the Pledge and Security Agreement and the Control Agreement up to and including 22 November 2013 in connection with the Required Shares (which for the avoidance of doubt is 7,800,000 issued and outstanding shares of common stock in Ocean Rig).

3.3	Conditions subsequent

In no event later than 22 November 2013, the Agent shall receive:

(a)	evidence that the Applicable Amount is applied towards the Prepayment (and the Borrower hereby irrevocably and unconditionally authorises the Agent to make such application);

(b)	evidence that the Borrower has funded the Balance through an equity contribution; and

(c)	the fees referred to in the fee letter have been received in full by the Agent.

Failure by the Borrower to satisfy the conditions subsequent set out in this Clause 3.3 shall constitute an Event of Default under the Loan Agreement as amended and supplemented by this Agreement and updated with appropriate modifications to refer to this Agreement.

4	REPRESENTATIONS AND WARRANTIES

4.1	Repetition of Loan Agreement representations and warranties

The Borrower represents and warrants to the Creditor Parties that the representations and warranties in clause 10 of the Loan Agreement remain true and not misleading if repeated on the date of this Agreement.

4.2	Repetition of Finance Document representations and warranties

The Borrower and each of the other Security Parties represents and warrants to the Creditor Parties that the representations and warranties in the Finance Documents (other than the Loan Agreement) to which it is a party remain true and not misleading if repeated on the date of this Agreement.

5	AMENDMENTS TO LOAN AGREEMENT AND OTHER FINANCE DOCUMENTS

5.1	Specific amendments to Loan Agreement

With effect on and from the Effective Date the Loan Agreement shall be amended as follows:

(a)
by inserting in clause 1.2 thereof the definitions of "Excess Earnings Account", "New Waiver Period" and "Prepayment" set out in Clause 1.2 of this Supplemental Agreement and the following new definitions:

"Asset Cover Ratio" means the ratio of (a) the aggregate of the Market Values of the Ships plus (b) the net realisable value of any additional security previously provided under Clause 15.1 to the Loan which is in place at the time of calculation;

"Commitment Letter" means the Agent's commitment letter dated 30 October 2013;

"Common Stock" means the common stock of Ocean Rig with a par value of $0,01 each;

"Compliance Date" means, for the purpose of making the determination under Clause 15.11, each of 31 December 2013, 30 June 2014, 31 December 2014 and any other date on which the Agent may determine the Asset Cover Ratio;

"Excess Earnings" has the meaning given in Clause 8.16 of this Agreement;

"Excess Earnings Period" means:

(a)	the period commencing on 30 October 2013 (inclusive) and ending on 31 December 2013 (inclusive);

(b)	the 3-month period commencing on 1 January 2014 and each subsequent 3-month period commencing on the expiry of the preceding 3-month period until 31 December 2014 (inclusive);

"Trading Day" means any day other than a Saturday or a Sunday on which the Common Stock are traded on the Approved Stock Exchange, provided that "Trading Day" shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading for any reason (i) for more than three (3) consecutive or non-consecutive hours, or (ii) during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time); and

"VWAP" means the volume weighted average price (the aggregate sales price of all trades of Common Stock during each Trading Day divided by the total number of shares of Common Stock traded during such Trading Day) of the Common Stock during any Trading Day as reported by Bloomberg, L.P. using the AQR function."

(b)	by deleting the definition of "Shortfall" in clause 1.2 thereof and replacing it with the following new definition :

"Shortfall" means any shortfall in the security cover required to be maintained pursuant to Clause 15.1;";

(a)	by adding at the end of clause 8.6(b) thereof the words "unless otherwise permitted by the Agent.";

(b)	by adding after the words "written notice" in paragraph (c) of clause 8.6 thereof the words "(and in the case of the Prepayment 3 days or any other period reasonably acceptable to the Agent);

(c)
by adding at the end of clause 8.11 after the words "the then outstanding Repayment Instalments" the words "unless otherwise permitted by the Agent (acting with the authorisation of the Majority Lenders);";

(d)	by adding at the end of clause 8.14 after the words "pursuant to Clause 8.1" the words "unless otherwise agreed by the Agent (acting with the authorisation of the Majority Lenders).";

(e)	by adding a new clause 8.16 thereof as follows:

"8.16 Prepayment out of Excess Earnings. If in any Excess Earnings Period the Agent determines (on the basis of a written calculation provided by the Borrower within 15 Business Days after the end of the relevant Excess Earnings Period each an "Excess Cash Calculation Date" in a form acceptable to the Agent duly certified as to its correctness by the chief financial officer and a director of the Borrower) that the aggregate of the daily Earnings of the Ships for such Excess Earnings Period exceeds the aggregate of:

(a)
the aggregate expenditure necessarily incurred during such Excess Earnings Period by each Owner and the Borrower in operating, insuring, maintaining, repairing and generally trading the Ships (including, but not limited to, any expenses in respect of dry-docking, special survey and general and administrative expenses paid in respect of each Ship during that Excess Earnings Period); and

(b)
the aggregate amount of principal (where applicable) in respect of, and interest on, and any swap payment relative to, each of the Loan and the Junior Loan payable pursuant to each of this Agreement, the Junior Loan Agreement, the Master Agreements and the Junior Master Agreements during such Excess Earnings Period.";

then the Borrower shall ensure there is transferred within 15 Business Days of each Excess Cash Calculation Date to an Excess Earnings Account the amount (the "Excess Earnings") equal to such excess (and the Borrower hereby irrevocably and unconditionally authorises the Agent to make such transfers), which Excess Earnings shall remain blocked thereon until 28 February 2015 when the Excess Earnings (and all other previous or subsequent Excess Earnings) shall be applied towards partial prepayment of the Loan and the Junior Loan in accordance with Clause 8.11 (in addition to the Repayment Instalment falling due on the same date) and the Borrower hereby irrevocably and unconditionally authorises the Agent to make such application;

(g)	by deleting clause 12.4(a) thereof in its entirety and replacing the same with the following:

"(a)	the Market Adjusted Equity Ratio shall not be less than:

(i)	during the New Waiver Period, 0.25:1; and

(ii)	in each subsequent Financial Year, 0.40:1;";

(h)	by deleting clause 12.4(b) thereof in its entirety and substituting the same with the following:

"(b)	the Interest Coverage Ratio shall not be less than:

(i)	during the New Waiver Period, 1.5:1; and

(ii)	at all other times, 3:1;";

(i)	by deleting clause 12.4(d) thereof in its entirety and replacing the same with the following:

"(d)	subject to Clause 12.10, there is available to the Borrower and all the other members of the Group in immediately freely available and unencumbered bank or cash balances an aggregate amount of:

(i)	during the New Waiver Period, not less than $60,000,000; and

(ii)	at all other times, not less than $100,000,000 and in the case where there is no compliance with the provisions of Clause 12.10, $110,000,000";

(j)	by adding the words "New" before the word "Waiver Period" in the first line of clause 12.10 thereof;

(k)	by replacing the definitions of "Additional Security Period" and "Required Shares" in clause 15.10 thereof in their entirety and replacing them with the following new definitions:

"Additional Security Period" means the period commencing on 1 April 2012 and ending on 22 November 2013 (inclusive);

"Additional Required Shares" means the number of issued and outstanding shares of Common Stock in Ocean Rig (including all other or additional stock or other securities or property paid or distributed in respect of the Required Shares by way of stock-split, spin-off, split-up, reclassification, combination of shares or similar arrangements) in the legal and beneficial ownership of the Borrower which are required to be pledged in favour of the Security Trustee in order to cover 150 per cent. of the Shortfall (as determined pursuant to Clause 15.11);

(l)	by adding new clauses 15.11, 15.12 and 15.13 thereof as follows:

"15.11 Determination. On:

(a)
the date falling within 15 Business Days from the date of Commitment Letter, the Agent shall calculate the Asset Cover Ratio (without taking into account at the time of determination the net realisable value of any additional security provided under Clause 15.1 of this Agreement whereas the amount of Prepayment shall be deducted from the Loan) in order to determine whether any Shortfall arises. If there is a Shortfall, the Borrower shall ensure that the Additional Required Shares are pledged in favour of the Security Trustee (on such terms and conditions as the Lenders may approve or require); and

(b)
each Compliance Date, the Agent shall determine the value of any shares in Ocean Rig over which the Security Trustee maintains a Security Interest by reference to the trading value of such shares in the Approved Stock Exchange by calculating the average VWAP of the Common Stock during the 15 Trading Days preceding the date of the Agent's determination.

15.12 Compliance. The Agent shall determine as at each Compliance Date the then applicable Asset Cover Ratio for the purpose of monitoring whether this results in the compliance by the Borrower with the requirements of Clause 15. The Borrower shall be liable to reimburse the Agent, without prejudice to its obligations under this Clause 15, in respect of all legal and other expenses incurred by any Creditor Party for the purposes of this Clause 15.12. The Agent shall notify the Borrower and the Lenders of the result of such determination within 10 Business Days of each Compliance Date.

If, on the final Compliance Date, the Agent determines that, subject to Clause 15.13, a Security Interest needs to be maintained over the Additional Required Shares (if any) after the last date of the New Waiver Period to ensure compliance with the requirements of Clause 15.1, the Additional Required Shares (or the relevant number thereof) shall remain subject to a Security Interest in favour of the Security Trustee until such time as the Borrower is in compliance with Clause 15.1 without taking account of any of the Additional Required Shares.

15.13 Release of security. If, on the final Compliance Date, the Agent determines pursuant to Clause 15.11 that the Borrower is in compliance with the Asset Cover Ratio without taking into account the additional security given pursuant to Clause 15.11 and receives:

(a)	notice from the Borrower requesting to be released from his obligations under the pledge in connection with the Additional Required Shares within 10 Business Days from such notice; and

(b)	evidence satisfactory to the Agent that the Asset Cover Ratio is maintained on the final Compliance Date without taking into account the additional security given pursuant to Clause 15.11,

the Agent shall, subject to being indemnified to its satisfaction against any costs and expenses arising out of such release, proceed with the total or, as the case may be, partial release (the "Release") of the Borrower to the extent that the Asset Cover Ratio is, in the reasonable opinion of the Agent (acting with the authorisation of the Majority Lenders), maintained following such Release Provided that no Event of Default or Potential Event of Default is in existence or will result from the Release."

(c)	by construing references throughout to "this Agreement", "hereunder" and other like expressions as if the same referred to the Loan Agreement as amended and supplemented by this Agreement.

5.2	Amendments to Finance Documents

With effect on and from the Effective Date each of the Finance Documents other than the Loan Agreement shall be, and shall be deemed by this Agreement to have been, amended as follows:

(a)
the definition of, and references throughout each of the Finance Documents to, the Loan Agreement and any of the other Finance Documents shall be construed as if the same referred to the Loan Agreement and those Finance Documents as amended and supplemented by this Agreement; and

(b)
by construing references throughout each of the Finance Documents to "this Agreement", "this Deed", "hereunder and other like expressions as if the same referred to such Finance Documents as amended and supplemented by this Agreement.

5.3	Finance Documents to remain in full force and effect

The Finance Documents shall remain in full force and effect as amended and supplemented by:

(a)	the amendments to the Finance Documents contained or referred to in Clauses 5.1 and 5.2; and

(b)	such further or consequential modifications as may be necessary to give full effect to the terms of this Agreement.

6	FURTHER ASSURANCES

6.1	Borrower's and each Security Party's obligation to execute further documents etc.

The Borrower and each Security Party shall:

(a)
execute and deliver to the Security Trustee (or as it may direct) any assignment, mortgage, power of attorney, proxy or other document, governed by the law of England or such other country as the Security Trustee may, in any particular case, specify;

(b)
effect any registration or notarisation, give any notice or take any other step,

which the Agent may, by notice to the Borrower, specify for any of the purposes described in Clause 6.2 or for any similar or related purpose.

6.2	Purposes of further assurances

Those purposes are:

(a)
validity and effectively to create any Security Interest or right of any kind which the Security Trustee intended should be created by or pursuant to the Loan Agreement or any other Finance Document, each as amended and supplemented by this Agreement, and

(b)	implementing the terms and provisions of this Agreement.

6.3	Terms of further assurances

The Security Trustee may specify the terms of any document to be executed by the Borrower or any Security Party under Clause 6.1, and those terms may include any covenants, powers and provisions which the Security Trustee considers appropriate to protect its interests.

6.4	Obligation to comply with notice

The Borrower or any Security Party shall comply with a notice under Clause 6.1 by the date specified in the notice.

7	FEES AND EXPENSES

7.1	Fee

On the date of the Prepayment, the Borrower shall pay to the Agent certain fees set out in a fee letter addressed to the Agent from the Borrower and dated the same date as this Agreement.

7.2	Expenses

The provisions of clause 20 (fees and expenses) of the Loan Agreement shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

8	COMMUNICATIONS

8.1	General

The provisions of clause 28 (notices) of the Loan Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

9	SUPPLEMENTAL

9.1	Counterparts

This Agreement may be executed in any number of counterparts.

9.2	Third Party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

10	LAW AND JURISDICTION

10.1	Governing law

This Agreement, including any non-contractual obligations arising out of or in connection with this Agreement, shall be governed by and construed in accordance with English law.

10.2	Incorporation of the Loan Agreement provisions

The provisions of clause 30 (law and jurisdiction) of the Loan Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

THIS AGREEMENT has been duly executed as a Deed on the date stated at the beginning of this Agreement.

SCHEDULE 1

PART A

LENDERS

Lender	Lending Office
HSH Nordbank AG	Gerhart-Hauptmann-Platz 50 D-20095 Hamburg Germany
Bank of Scotland Plc	New Uberior House 11 Earl Grey Street Edinburgh EH3 9BN Scotland
Santander Asset Finance plc (formely Alliance & Leicester Commercial Finance plc)	2 Triton Square Regents Place London NW1 3AN
UniCredit Bank AG (formerly known as Bayerische Hypo- and Vereinsbank AG)	Neuer Wall 64 20354 Hamburg Germany
Commerzbank Aktiengesellschaft	Domstr. 18 20095 Hamburg Germany
Natixis	68/76 Qual de la Rapée 75012 Paris France
Sumitomo Mitsui Banking Corporation, Brussels Branch	Neo Building Rue Montoyer 51 Box 6 1000 Brusels Belgium
Commerzbank Aktiengesellschaft	Domstraβe 18, 20095 Hamburg, Germany

PART B SWAP BANKS
HSH Nordbank AG	Martensdamm 6 D-24103 Kiel Germany
Bank of Scotland plc (formerly known as HBOS Treasury Services Plc)	New Uberior House 11 Earl Grey Street Edinburgh EH3 9BN Scotland

SCHEDULE 2

LIST OF SHIPS

Number	Name of vessel	Deadweight	Year Built

1	Manasota	171,061	2004
2	Alameda	170,662	2001
3	Mendocino	76,623	2002
4	Coronado	75,706	2000
5	Sonoma	74,786	2001
6	Catalina	74,432	2005
7	Redondo	74,716	2000
8	Ocean Crystal	73,688	1999
9	Maganari	75,941	2001
10	Ligari	75,583	2004
11	Capitoia	74,832	2001
12	Bargara	74,814	2002
13	Ecola	73,931	2001
14	Levanto	73,925	2001
15	Majorca	74,477	2005
16	Marbella	72,451	2000

EXECUTION PAGES

THE BORROWERS

SIGNED by GEOFFROY GUNET	)
for and on behalf of	)	/s/ Geoffroy Gunet
DRYSHIPS INC.	)

Witness to all the above signatures

Name:	EUGENIA TH. VOULIKA Attorney-at-law	)
Address:	52, Ag. Konstantinou Street, 15124 Marousi Athens, Greece Tel.: +30210 6140580 Fax: =30210 6140267)		/s/ Eugenia Th. Voulika
)

AGENT

SIGNED by VASSILIKI GEORGOPOULOS	)
for and on behalf of	)	/s/ Vassiliki Georgopoulos
HSH NORDBANK AG	)

SECURITY TRUSTEE

SIGNED by VASSILIKI GEORGOPOULOS	)
for and on behalf of	)	/s/ Vassiliki Georgopoulos
HSH NORDBANK AG	)

Witness to all the above signatures

Name:	ALEXANDER RENNIE	)
Address:	WATSON, FARLEY & WILLIAMS 348 SYNGROU AVENUE KALLITHEA 176-74 Athens, Greece	)	/s/ Alexander Rennie
)

COUNTERSIGNED this day 18th of November 2013 for and on behalf of the below companies each of which, by its execution hereof, confirms and acknowledges that it has read and understood the terms and conditions of this supplemental letter, that it agrees in all respects to the same and that the Finance Documents to which it is a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Loan Agreement and the Master Agreements.

/s/ Geoffroy Gunet	/s/ Geoffroy Gunet
for and on behalf of WEALTH MANAGEMENT INC.	for and on behalf of REA OWNING COMPANY LIMITED
/s/ Geoffroy Gunet	/s/ Geoffroy Gunet
for and on behalf of MALVINA SHIPPING COMPANY	for and on behalf of NT LLC INVESTORS LTD. LIMITED
/s/ Geoffroy Gunet	/s/ Geoffroy Gunet
for and on behalf of ARLETA NAVIGATION COMPANY LIMITED	for and on behalf of SAMSARA SHIPPING COMPANY LIMITED
/s/ Geoffroy Gunet	/s/ Geoffroy Gunet
for and on behalf of PHOEBE OWNING COMPANY LIMITED	for and on behalf of BORSARI SHIPPING COMPANY LIMITED

/s/ Geoffroy Gunet	/s/ Geoffroy Gunet
for and on behalf of ONIL SHIPPING COMPANY LIMITED	for and on behalf of FABIANA NAVIGATION COMPANY LIMITED
/s/ Geoffroy Gunet	/s/ Geoffroy Gunet
for and on behalf of CELINE SHIPPING COMPANY LIMITED	for and on behalf of KARMEN SHIPPING COMPANY LIMITED
/s/ Geoffroy Gunet	/s/ Geoffroy Gunet
for and on behalf of THELMA SHIPPING COMPANY LIMITED	for and on behalf of ARGO OWNING COMPANY LIMITED
/s/ Geoffroy Gunet	/s/ Geoffroy Gunet
for and on behalf of KRONOS OWNING COMPANY LIMITED	for and on behalf of TETHYS OWNING COMPANY LIMITED
/s/ Geoffroy Gunet	/s/ Geoffroy Gunet
for and on behalf of SELENE OWNING COMPANY LIMITED	for and on behalf of TROJAN MARITIME CO. LIMITED
/s/ Geoffroy Gunet	/s/ Geoffroy Gunet
for and on behalf of DIONE OWNING COMPANY LIMITED	for and on behalf of URANUS OWNING COMPANY LIMITED
/s/ Geoffroy Gunet	/s/ Geoffroy Gunet
for and on behalf of TEMPO MARINE CO.	for and on behalf of STAR RECORD OWNING COMPANY LIMITED